United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

FEDERATED NATIONAL HOLDING COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FEDERATED NATIONAL HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 10, 2013

To the Shareholders of Federated National Holding Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Federated National Holding Company, a Florida corporation (the “Company”), will be held at our principal executive offices at 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323, at 11:00 A.M., on September 10, 2013 for the following purposes:

1.	To elect three Class I directors, each for a term of three years;
2.	To hold an advisory vote on the Company’s executive compensation;
3.	To hold an advisory vote on the frequency of advisory vote on the Company’s executive compensation;
4.	To ratify the appointment of DeMeo Young McGrath as the Company’s independent registered public accounting firm for the 2013 fiscal year; and
5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on July 8, 2013 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible.  No postage is required if mailed in the United States.

By Order of the Board of Directors,

Rebecca L. Campillo, Corporate Secretary

Sunrise, Florida
July 19, 2013

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

FEDERATED NATIONAL HOLDING COMPANY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 10, 2013

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PROXY STATEMENT
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General

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Federated National Holding Company of proxies to be voted at our 2013 Annual Meeting of Shareholders to be held on September 10, 2013, at 11:00 a.m. (Eastern Time) at the Company's principal executive offices located at 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323, and at any postponements or adjournments thereof.  In this proxy statement, Federated National Holding Company is referred to as the “Company,” “we,” “our” or “us.”

The approximate date that this proxy statement and the enclosed form of proxy are first being sent to our shareholders is July 19, 2013.  You should review the information provided in this proxy statement with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is being delivered to shareholders simultaneously with this proxy statement.

Internet Availability of Proxy Materials

This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about July 12, 2013, we will mail to many of our shareholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement and Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing this Notice to shareholders who had previously elected to receive notices, access our proxy materials and vote via the Internet, or who had previously elected to receive paper copies of our proxy materials.

In addition, to ensure we achieve a quorum for the Annual Meeting and facilitate voting by our shareholders, we will mail paper copies of our proxy materials to beneficial holders of at least 5,000 shares of our common stock, to shareholders who have specifically requested receipt of paper copies of our proxy materials, and to all registered holders.

Outstanding Securities and Voting Rights

Only holders of record of our common stock at the close of business on July 8, 2013, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 8,153,797 shares of common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

A majority of the outstanding shares of common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proxy Voting

Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named herein, “FOR” Proposal 2 to approve, by an advisory non-binding vote, the Company’s executive compensation , “FOR” Proposal 3 to approve, by an advisory non-binding vote, the frequency of the advisory vote on the Company’s executive compensation to be once every three years, and “FOR” Proposal 4 to approve the ratification of DeMeo Young McGrath as our independent registered public accounting firm for the 2013 fiscal year. If, however, other matters are properly presented, the person named in the proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters to the extent permitted by applicable law.

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of common stock are represented by certificates in your name so that you appear as a shareholder on the records of our transfer agent, Registrar and Transfer Company, a proxy card for voting those shares will be included within this proxy statement.  You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope.

If you own shares in street name, meaning that your shares of common stock are held by a bank or brokerage firm, you will instead receive a voting instruction form with this proxy statement that you should use to instruct your bank or brokerage firm how to vote your shares.  As with a proxy card, you may vote your shares by completing, signing and returning the voting instruction form in the envelope provided. Alternatively, if your bank or brokerage firm has arranged for Internet or telephonic voting of shares, you may vote by following the instructions for using those services on the voting instruction form.  If your bank or brokerage firm uses Broadridge Investor Communication Solutions, Inc., you may vote your shares via the Internet at www.proxyvote.com or by calling the telephone number on your voting instruction form.

Shares held in street name, in the absence of your instructions, may be voted by your broker only if your broker has discretionary authority to vote on the matter. Under Rule 452 of the New York Stock Exchange, your broker may cast a vote at this Annual Meeting only for Proposal 4, the ratification of our selection of independent auditors for the 2013 fiscal year, and may not vote for any of the other proposals to be voted on at the Annual Meeting.  Therefore, it is important that all shareholders complete, sign and return their voting instruction form to their brokers as promptly as possible.  Any votes cast for Proposal 4 by brokers pursuant to their discretionary authority will be counted as votes present at the Annual Meeting for purposes of determining whether a quorum is present.

All votes will be tabulated by the Inspector of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  A list of the shareholders entitled to vote at the Annual Meeting will be available at the Company’s executive offices, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323, for a period of 10  days prior to the Annual Meeting for examination by any shareholder.

Attendance and Voting at the Annual Meeting

If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously returned your proxy card. If you own common stock in street name, you may attend the Annual Meeting but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described below.

Revocation

If you own common stock of record, you may revoke a previously granted proxy at any time before it is voted by delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any shareholder owning common stock in street name may change or revoke previously granted voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

Costs of Mailing and Solicitation

The cost of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy will be borne by us.  In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.  We have engaged Morrow & Co., LLC, 470 West Ave. Stamford, Connecticut 06902, to assist with the solicitation of proxies for an estimated fee of $5,500 plus expenses.

Adjournment or Postponement of the Annual Meeting

The Annual Meeting may be adjourned or postponed without notice other than by an announcement made at the Annual Meeting, if approved by the holders of a majority of the shares represented and entitled to vote at the Annual Meeting.  No proxies voted against approval of any of the proposals will be voted in favor of adjournment or postponement for the purpose of soliciting additional proxies.  If we postpone the Annual Meeting, we will issue a press release to announce the new date, time and location of the Annual Meeting.

BENEFICIAL SECURITY OWNERSHIP

The following table sets forth, as of July 8, 2013, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own five percent or more of our outstanding common stock, (ii) each of our executive officers named in the Summary Compensation Table in the section “Executive Compensation,” (iii) each of our directors, and (iv) all directors and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the shares through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights, and the address for each person is c/o Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class Outstanding
Bruce F. Simberg (2)	378,850	4.64%
Michael H. Braun (3)	166,067	2.01%
Richard W. Wilcox, Jr. (4)	153,917	1.88%
Carl Dorf (5)	150,955	1.84%
Peter J. Prygelski, III (6)	56,367	*
Charles B. Hart, Jr. (7)	35,667	*
Jenifer G. Kimbrough (8)	24,577	*
All directors and executive officers as a group (seven persons) (9)	966,400	11.48%

5% or greater holders:
Lloyd I. Miller, III (10)	775,809	9.51%
4550 Gordon Drive
Naples, FL 34102
Dimensional Fund Advisors LP (11)	551,527	6.76%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

*	Less than 1%.

(1)	Based on 8,153,797 shares outstanding as of July 8, 2013.

(2)	Includes 4,000 shares of restricted stock, one-third of which vest each year beginning on March 4, 2014, and 8,333 shares of common stock issuable upon the exercise of vested stock options held by Mr. Simberg.

(3)	Includes 25,000 shares of restricted stock, one-third of which vest each year beginning on March 4, 2014, and 123,167 shares of common stock issuable upon the exercise of vested stock options held by Mr. Braun.

(4)	Includes 3,000 shares of common stock held in Mr. Wilcox’s IRA, 40,000 shares of common stock held by Mr. Wilcox’s spouse, 4,000 shares of restricted stock, one-third of which vest each year beginning on March 4, 2014, and 13,333 shares of common stock issuable upon the exercise of vested stock options held by Mr. Wilcox.

(5)	Includes 59,624 shares of common stock held by Carl Dorf Rollover IRA, 54,164 shares of common stock held by Dorf Trust, 4,000 shares of restricted stock, one-third of which vest each year beginning on March 4, 2014, and 31,667 shares of common stock issuable upon the exercise of vested stock options held by Mr. Dorf.

(6)	Includes 4,000 shares of common stock held in Mr. Prygelski’s IRA, 15,000 shares of restricted stock, one-third of which vest each year beginning on March 4, 2014, and 36,167 shares of common stock issuable upon the exercise of vested stock options held by Mr. Prygelski.

(7)	Includes 4,000 shares of restricted stock, one-third of which vest each year beginning on March 4, 2014, and 31,667 shares of common stock issuable upon the exercise of vested stock options held by Mr. Hart.

(8)	Includes 4,000 shares of restricted stock one-third of which vest each year beginning on March 4, 2014, and 19,667 shares of common stock issuable upon the exercise of vested stock options held by Ms. Kimbrough.

(9)	Includes 60,000 shares of restricted stock, one-third of which vest each year beginning on March 4, 2014, and 302,338 shares of common stock issuable upon the exercise of vested stock options.

(10)	Includes 12,000 shares of common stock that Lloyd I. Miller, III has shared voting and dispositive power as co-trustee of a certain trust. This information is based on an Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2012.

(11)	This information is based on an Amendment No. 3 to Schedule 13G filed with the SEC on February 11, 2013.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors consists of three classes of directors, as nearly equal in number as possible, designated Class I, Class II and Class III, and provides that the exact number of directors comprising our Board of Directors will be determined from time to time by resolution adopted by the Board.  At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting are elected for a three-year term.

Our Board of Directors has established that our Board of Directors will consist of seven members, consisting of three Class I directors, two Class II directors and two Class III Directors.  The current term of the Class I directors, Michael H. Braun, Peter J. Prygelski, III and Jenifer G. Kimbrough, terminates upon the election of their successors at our 2013 Annual Meeting.  The current term of the Class II directors, Bruce F. Simberg and Richard W. Wilcox, Jr., terminates on upon the election of their successors at our 2015 annual meeting of shareholders.  The current term of the Class III directors, Carl Dorf and Charles B. Hart, Jr., terminates upon the election of their successors at our 2014 Annual Meeting.  If elected at the 2013 Annual Meeting, Messrs. Braun and Prygelski and Ms. Kimbrough will serve as Class I directors until our 2016 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Pursuant to the Company’s Bylaws, directors are elected by a plurality of votes cast.  Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for directors without instructions from the beneficial owners; therefore, it is important that all shareholders complete, sign and return the voting instruction forms that they receive from their brokers as promptly as possible.  The three persons receiving the highest number of votes cast at the Annual Meeting will be elected as Class I directors.  In this election, which is not contested, a vote withheld as to one or more of the nominees being proposed for election to the Board will not be counted as votes cast for purposes of the election of directors at the Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

While the Company’s directors are elected by plurality, the Company has a policy that should any nominee receive more votes “withheld” than “for” in an uncontested election, the director is required to promptly tender his or her resignation to the Board of Directors.  Upon receipt of a director’s resignation due to adherence to this policy, the remaining members of the Board shall promptly consider the resignation offer, and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a determination within 90 days following certification of the shareholder vote.  The Board will promptly disclose its decision-making process and decision regarding whether to accept the director's resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.

Except as noted above, it is intended that shares represented by proxies will be voted for the nominees listed, each of whom is now a director of the Company.  Messrs. Braun and Prygelski and Ms. Kimbrough have consented to continue to serve on our Board of Directors and the Board of Directors has no reason to believe that they will not serve if elected.  If, however, any of them should become unavailable to serve as a director, and if the Board has designed a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Nominees for Re-election

The following provides information regarding the individuals recommended and nominated by the Board of Directors to serve as Class I directors of the Company, including each nominee’s respective age, principal occupation, business experience for at least the past five years and directorships in other reporting companies:

Vote Required and Recommendation

The three nominees for election to the Board of Directors, as Class I directors, who receive the greatest number of votes cast for the election of directors by the shares present, in person or by proxy, shall be elected directors.  Shareholders do not have the right to cumulate their votes for directors.  In this non-contested election of directors, a vote withheld will have no effect on the outcome.  Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for the election of directors without instructions from the beneficial owners of the shares.

Michael H. Braun, age 46, was appointed Chief Executive Officer of the Company in July 2008, President in June 2009, and elected to the Board of Directors in December 2005.   Previously, Mr. Braun was Chief Operating Officer, where he was responsible for the Company’s day-to-day operations and strategic product portfolio.  Mr. Braun has also served as President of Federated National Insurance Company (“FNIC”), a subsidiary of the Company, since September 2003, a position that he continues to hold. Previously, he held key management positions within FNIC, responsible for operations, marketing and underwriting.  Prior to joining the Company, Mr. Braun was Managing Partner for an independent chain of insurance agencies, which was acquired by the Company in 1998.  Mr. Braun does not serve on the Board of Directors of any other SEC reporting company.

Mr. Braun brings his long-standing senior management and operational experience with the Company, as well as his prior experience running a substantial Florida-based insurance agency business, to the Board.

Peter J. Prygelski, III, age 44, was named Chief Financial Officer in June 2007 after serving as an independent director from January 2004 through June 2007.  Mr. Prygelski was re-nominated to the Board in June 2008 and has served as an inside director since that time.  Mr. Prygelski has spent his entire career in the financial services industry.  He spent 12 years at American Express in various capacities including; Director of Internal Audit and Assistant General Auditor of American Express Centurion Bank.  In this capacity, Mr. Prygelski was responsible for the monitoring of internal controls for a bank with $45 billion in assets, and assessing and mitigating operational, reputational, regulatory and strategic risk.  After leaving American Express, he spent the next three years at Ernst & Young and Deloitte and Touche.  At both firms, Mr. Prygelski served as a senior manager responsible for growing the financial services practice in the Southeast.  He managed teams that provided Fortune 500 companies with consulting services in the following areas; Finance Transformation, Finance Operations Effectiveness, Financial Reporting, Cost Optimization, Governance, Risk and Compliance Services, and Board of Directors Performance. Mr. Prygelski does not serve on the Board of Directors of any other SEC reporting company.

Mr. Prygelski’s extensive experience in auditing and accounting, both from the perspective of his role as the Company’s Chief Financial Officer and also based on his experience at other diversified financial services companies, is considered to be a valuable addition to the Board.

Jenifer G. Kimbrough, age 42, has served as a director of the Company since April 2009.  Ms. Kimbrough has served as the Vice President of Compliance and Audit for Surgical Care Affiliates since March 2010, prior to which Ms. Kimbrough served as the Vice President of Assurance and Process Improvement. Prior to 2007, Ms. Kimbrough was the Senior Vice President of Investor Relations at Regions Financial Corporation.  From 1993 to 2003, Ms. Kimbrough served as an Audit Senior Manager at Ernst & Young LLP.  Ms. Kimbrough received her certification as a certified public accountant from the Alabama State Board of Public Accountancy in 1994.  Ms. Kimbrough is an active member of several societies, including: American Woman’s Society of CPAs, Institute of Internal Auditors, Alabama State Society of CPAs and American Institute of CPAs.  Additionally, she recently served on the AICPA Women’s Initiative Executive Committee and as National President of the AWSCPA.  Ms. Kimbrough does not serve on the Board of Directors of any other SEC reporting company.

The Board considered Ms. Kimbrough’s experience as an outside auditor and accountant, as well as her operational and investor relations experience, to be valuable skills for the Board.

The Board of Directors recommends a vote FOR each of the nominees for director set forth above.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to our executive officers and directors as of July 8, 2013:

Name	Age	Position with Company
Michael H. Braun	46	Chief Executive Officer, President,
		Class I Director
Peter J. Prygelski, III	44	Chief Financial Officer, Treasurer,
		Class I Director
Bruce F. Simberg	64	Chairman, Class II Director
Richard W. Wilcox, Jr.	71	Class II Director
Carl Dorf	72	Class III Director
Charles B. Hart, Jr.	74	Class III Director
Jenifer G. Kimbrough	42	Class I Director

The business experience of Michael H. Braun, Peter J. Prygelski, III, and Jenifer G. Kimbrough, the three nominees to serve as Class I Directors, appears under the caption "Nominees for Re-election" beginning on page 5.

Bruce F. Simberg has served as a Class II director of the Company since January 1998. Mr. Simberg has been a practicing attorney since October 1975, most recently as managing partner of Conroy, Simberg, Ganon, Krevans, Abel, Lurvey, Morrow & Schefer, P.A. (“Conroy Simberg”), a law firm in Fort Lauderdale, Florida, since October 1979.  Mr. Simberg does not serve on the Board of Directors of any other SEC reporting company.

Mr. Simberg is the longest-tenured director and, as such, has significant historical knowledge and understanding of the Company’s development, as well as significant experience in insurance-related and other litigation and risk assessment matters.

Richard W. Wilcox, Jr. has served as a director of the Company since January 2003.  Mr. Wilcox has been in the insurance industry for more than 40 years.  In 1963, Mr. Wilcox started an insurance agency that eventually developed into a business generating $10 million in annual revenue.  In 1991, Mr. Wilcox sold his agency to Hilb, Rogal and Hamilton Company (“HRH”) of Fort Lauderdale, for which he retained the position of President through 1998.  In 1998, HRH of Fort Lauderdale merged with Poe and Brown of Fort Lauderdale, and Mr. Wilcox served as the Vice President of Poe and Brown until 1999, when he retired.  Mr. Wilcox holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization.  Mr. Wilcox does not serve on the Board of Directors of any other SEC reporting company.

Mr. Wilcox’s extensive experience in the insurance industry, as well as his historical knowledge of the Company, is considered to be valuable expertise for the Board.

Carl Dorf has served as a director of the Company since August 2001.  Mr. Dorf has over 40 years of diversified investment experience as a security analyst, portfolio manager, mutual fund manager and hedge fund manager.  He earned the Chartered Financial Analyst (CFA) designation and in the past served as director of the Los Angeles Society of Security Analysts.  Since April 2001, Mr. Dorf has been the principal of Dorf Asset Management, LLC, and is responsible for all investment decisions made by that company.  From January 1991 to February 2001, Mr. Dorf served as the Fund Manager of ING Pilgrim Bank and Thrift Fund.  Prior to his experience at Pilgrim, Mr. Dorf was a principal in Dorf & Associates, an investment management company.  Mr. Dorf does not serve on the Board of Directors of any other SEC reporting company.

Mr. Dorf’s significant knowledge and experience in investments and financial instruments, in addition to his long tenure on the Board, is an important addition to the Board.

Charles B. Hart, Jr. was appointed to the Board of Directors in March 2002.  Mr. Hart has more than 40 years of experience in the insurance industry.   From 1973 to 1999, Mr. Hart served as President of Public Assurance Group and as General Manager of Operations for Bristol West Insurance Services.  Since 1999, Mr. Hart has acted as an insurance consultant.  Mr. Hart does not serve on the Board of Directors of any other SEC reporting company.

Mr. Hart brings to the Board his extensive operational and managerial experience in the insurance industry, as well as his significant historical knowledge of the Company.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and certain changes in beneficial ownership with the SEC and to furnish us with copies of those reports. To our knowledge, based solely on a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2012, our officers, directors and greater than 10% shareholders timely filed all reports required by Section 16(a), except Bruce Simberg reported one transaction for the purchase of 130 shares of common stock late on a Form 4.

Corporate Governance/Code of Conduct

We have adopted a Code of Conduct for all employees, officers and directors of the Company.  A copy of our Code of Conduct policy is available on our web site at FedNat.com.

Leadership Structure and Risk Oversight

The Chairman of the Board typically presides at all meetings of the Board.  The Chairman is elected to serve by the directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated.  The Chief Executive Officer and Chief Financial Officer currently serve as the only members of management on the Board. Based on the current size, organizational structure and nature of operations of the Company, the Board believes that maintaining the separation of the offices of the Chairman of the Board and Chief Executive Officer is in the best interests of the Company.

The Company believes that its Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to the Company's operations and interests. The Company's policy is to have at least a majority of Directors qualify as independent as defined by the listing and maintenance rules of The Nasdaq Stock Market (the “Nasdaq Rules”).  The Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval. The Nominating Committee's Charter provides that the Board of Directors as a whole should be diverse and consist of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties.  Minimum individual requirements include strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially.  The Board believes that the qualifications of the directors, as set forth in their biographies set forth above provide them with the qualifications and skills to serve as a director of our Company.

To facilitate the Board’s oversight functions and to take advantage of the knowledge and experience of its members, the Board has created several standing committees.  These committees, the Audit, Investment, Nominating, Compensation, Directors Compensation and Strategic Initiatives Committees, allow regular risk oversight and monitoring, and deeper analysis of issues before the Board.  The Audit and Compensation committee structures also require committees to be comprised exclusively of independent directors.  The membership of the standing committees is reviewed from time to time, and specific committee assignments are proposed and appointed by the Board. In addition, among their other respective duties, the Board and Audit Committee each conduct an annual assessment to evaluate their effectiveness.

The Board’s role in connection with risk oversight is to oversee and monitor the management of risk practiced by the Company’s management in the performance of their duties.  The Board does this in a number of ways, principally through the oversight responsibility of committees of the Board, but also as part of the strategic planning process. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls over financial reporting. Our Nominating Committee oversees risk associated with corporate governance and the Company’s code of conduct, including compliance with listing standards for independent directors and conflicts of interest.  Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements.  Our Investment Committee oversees the risks related to managing our investment portfolio.  Our Directors Compensation Committee oversees the risk related to our non-employee director compensation plans and arrangements.  Our Strategic Initiatives Committee oversees the development and implementation of strategic initiatives of the Company.  The full Board receives reports on a regular basis regarding each committee’s oversight from the chairperson of each committee when reporting on their committee’s actions at regular Board meetings.

Meetings and Committees of the Board of Directors

During 2012, the Board of Directors held 11 regular meetings, one special meeting and took actions by written consent on 11 occasions. During 2012, no director attended fewer than 75% of the Board and committee meetings held during this period.  The Board of Directors encourages, but does not require, its directors to attend the Company’s annual meeting.  Last year, all seven of our directors attended our annual meeting.

The Board has determined that the following directors continue to be independent pursuant to the “Nasdaq Rules” applicable to the Company as a smaller reporting company under the SEC Rules:  Carl Dorf, Charles B. Hart, Jr., Richard W. Wilcox, Jr., Bruce F. Simberg, and Jenifer G. Kimbrough.  In making the independence determination with respect to Mr. Simberg, the Board considered the fact that Conroy, Simberg had provided legal services to the Company during the past 17 years.  The legal services provided by Conroy Simberg during the past three fiscal years do not, however, exceed the amounts set forth in Nasdaq Rule 4200(a)(15) and therefore the Board determined that Mr. Simberg continues to qualify as an independent director under Nasdaq Rule 4200(a)(15).

The standing committees of the Board of Directors in 2012 were the Audit Committee, the Compensation Committee, the Nominating Committee, the Investment Committee, the Directors Compensation Committee and the Strategic Initiatives Committee.  Charters for the Audit, Compensation and Nominating Committees are available upon the Company’s website at FedNat.com.  The charter of the Audit, Compensation and Nominating Committees is also available in print to any shareholder who requests it from our Corporate Secretary.

Audit Committee.  As of December 31, 2012, the Audit Committee was composed of Jenifer G. Kimbrough, who served as the Chairman of the Audit Committee, Richard W. Wilcox, Jr. and Carl Dorf.  Each member was determined to be “independent” as defined under the Nasdaq Rules applicable to the Company and SEC rules for Audit Committee membership.  Ms. Kimbrough was designated as a “financial expert” as that term is defined in the applicable rules and regulations of the Exchange Act.  The Board determined that Ms. Kimbrough was a "financial expert" as defined in the applicable rules and regulations of the Exchange Act based on her understanding of GAAP and financial statements; her ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; her experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; her understanding of internal controls and procedures for financial reporting; and her understanding of audit committee functions.  The Audit Committee held six regular meetings in fiscal 2012.

Pursuant to its written charter, the duties and responsibilities of the Audit Committee include, but are not limited to, (a) the appointment of the independent certified public accountants and any termination of such engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing significant accounting and reporting policies and operating controls, (d) having general responsibility for all related auditing and financial statement matters, and (e) reporting its recommendations and findings to the full Board of Directors.  The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next committee meeting. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

Compensation Committee.  As of December 31, 2012, the Company’s Compensation Committee was composed of Richard W. Wilcox, Jr., Bruce F. Simberg, Charles B. Hart, Jr., and Jenifer G. Kimbrough.  Each member is independent as defined by the Nasdaq Rules applicable to the Company.  The Compensation Committee performs the duties and responsibilities pursuant to its charter, which includes reviewing and approving the compensation of the Company's executive officers.  Mr. Wilcox serves as the Chairman. During fiscal 2012, the Compensation Committee held four regular meetings, two special meetings and acted on one occasion by written consent.

Nominating Committee.  As of December 31, 2012, the Company’s Nominating Committee was composed of Bruce F. Simberg, Jenifer G. Kimbrough, Carl Dorf, Charles B. Hart, Jr. and Richard W. Wilcox, Jr.  Each member is independent as defined by the Nasdaq Rules applicable to the Company.  Mr. Simberg serves as the Chairman.

The Nominating Committee will consider candidates for director who are recommended by its members, by other Board members and by management of the Company.  The Nominating Committee will consider nominees recommended by our shareholders if the shareholder submits the nomination in compliance with the advance notice, information and other requirements described in our bylaws and applicable securities laws.  The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons.

It is the Board’s policy to identify qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed.  In recommending proposed nominees to the full Board, the Nominating Committee is charged with building and maintaining a Board that has an ideal mix of talent and experience to achieve the Company’s business objectives.  In particular, the Nominating Committee considers all aspects of a candidate’s qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives.  Among the qualifications, qualities and skills of a candidate considered important by the Nominating Committee is a person with strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially.

Shareholders who wish to recommend nominees to the Nominating Committee should submit their recommendation in writing to the Secretary of the Company at its executive offices pursuant to the requirements contained in Article III, Section 13 of the Company’s Bylaws.  This section provides that the notice shall include: (a)  as to each person who the shareholder proposed to nominate for election, (i) name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (iv) the consent of each nominee to serve as a director of the Company if so elected and (v) any other information relating to the person that is required to be disclosed in solicitation for proxies for the election of directors pursuant to Rule 14A under the Exchange Act; and (b) as to the shareholder giving the notice, the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder.  The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting.  If we give less than 70 days’ notice or prior public disclosure of the date of the meeting date, however, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever first occurs.

Investment Committee.  As of December 31, 2012, the Company’s Investment Committee was composed of Peter J. Prygelski, III, Bruce F. Simberg, Carl Dorf and Charles B. Hart, Jr.  The Investment Committee manages our investment portfolio pursuant to its adopted Investment Policy Statement.  Mr. Dorf serves as the Chairman.  During fiscal 2012, the Investment Committee held four regular meetings, one special meeting and acted on two occasions by written consent.

Directors Compensation Committee.  As of December 31, 2012, the Company’s Directors Compensation Committee was composed of Michael H. Braun, Bruce F. Simberg and Charles B. Hart, Jr.  The Directors Compensation Committee performs the duties and responsibilities pursuant to its charter, which includes reviewing and recommending the compensation of the Company's independent directors for approval by the full Board of Directors.  During fiscal 2012, the Directors Compensation Committee held one regular meeting and two special meetings.

Strategic Initiatives Committee.  As of December 31, 2012, the Company’s Strategic Initiatives Committee was composed of Michael H. Braun, Richard W. Wilcox, Jr. and Charles B. Hart, Jr.  The Strategic Initiatives Committee performs the duties and responsibilities pursuant to its charter, which includes developing, adopting and modifying strategic initiatives of the Company.  Mr. Hart serves as the Chairman.  During fiscal 2012, the Strategic Initiatives Committee held three regular meetings.

REPORT OF THE AUDIT COMMITTEE

This report shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee hereby reports as follows:

1.            The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.            The Audit Committee has discussed with DeMeo, Young, McGrath (“DeMeo”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3.            The Audit Committee has received the written disclosures and the letter from DeMeo required by applicable requirements of the PCAOB regarding DeMeo's communications with the Audit Committee concerning independence, and has discussed with DeMeo its independence;

4.            Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Audit Committee Report for the Year Ended December 31, 2012
Respectfully Submitted
July 8, 2013
/s/ Jenifer G. Kimbrough, Chairman
/s/ Carl Dorf
/s/ Richard W. Wilcox, Jr.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy of the Compensation Program

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy.  With respect to executive compensation, the primary goal of the Compensation Committee is to attract and retain the most qualified, knowledgeable, dedicated and seasoned executives possible, to reward them for their contributions to the development of our business, and to align the executives’ incentives with shareholder value creation.

The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the insurance industry while taking into account our relative performance and our own strategic goals.

The Compensation Committee conducts an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by various comparable publicly traded property and casualty insurance companies as reported in each company’s proxy statement, including Affirmative Insurance Holdings, Inc. (NASDAQ:  AFFM), American Safety Insurance Holdings, Ltd. (NYSE:  ASI), HCI Group, Inc. (NYSE: HCI),  United Insurance Holdings Corp. (NASDAQ: UIHC) and Universal Insurance Holdings, Inc. (NYSE: UVE).  The study also included survey data reflecting both insurance industry and general industry pay practices.

For the 2012 fiscal year, the Compensation Committee engaged the independent executive compensation consulting firm of Pearl Meyer & Partners (“Pearl Meyer”) to review the structure and competitiveness of the Company’s executive and director compensation for 2012.  Pearl Meyer provides no other services to the Company other than those directly to the Compensation Committee relating to executive and director compensation.  Pearl Meyer attends meetings of the Compensation Committee at the request of the committee, meets with the Compensation Committee in executive sessions without the presence of management, and communicates with the Chairman of the Compensation Committee with respect to emerging issues.

The Compensation Committee Chairman and certain Company officials furnished Pearl Meyer with information concerning the compensation of its executives and copies of their employment contracts.  After review, Pearl Meyer provided the Compensation Committee with a detailed report concerning its current and future executive compensation program along with observations of comparable companies.  The Compensation Committee met with a representative of Pearl Meyer to review and discuss their findings and recommendations.  The Compensation Committee may use the services of Pearl Meyer or other comparable companies in the future to assist it in providing a fair and competitive compensation plan for its executives.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and President and our Chief Financial Officer during fiscal 2011 are included in the Summary Compensation Table below and referred to as the “Named Executive Officers.”

Elements of Compensation

The Company’s executive compensation currently consists of following elements:

Base Salary.  Base salaries for our executives have been established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions.  The Compensation Committee previously set executive base salaries so that they were slightly lower than the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. The Compensation Committee determined that it was time for this approach to change due to the Company’s growth and significantly improved results of operations.  Base salaries have been reviewed annually, as part of the Company’s review process, and have been adjusted from time to time after taking into account a number of factors, including each executive’s level of responsibility, level of performance during the past fiscal year (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of Company goals, and our historical compensation levels.  The Compensation Committee previously supplemented these salaries with stock options.

During fiscal 2012, our executive officers were Michael H. Braun, Chief Executive Officer and President, and Peter J. Prygelski, III, Chief Financial Officer.  The salary levels for Michael H. Braun and Peter J. Prygelski, III are determined by the terms set forth in their respective employment agreements.  Under these agreements, the Compensation Committee may make discretionary increases in the executives’ base salaries, as it determines appropriate.  The Compensation Committee approved discretionary increases to the annual base salaries of Mr. Braun and Mr. Prygelski for fiscal 2012.  Mr. Braun’s annual base salary was increased to $280,000 and Mr. Prygelski’s annual base salary was increased to $223,000.

The Compensation Committee reviewed the compensation analysis report that was prepared by Pearl Meyer and, based on median base salary levels for executives in similar positions with similar responsibilities at companies of comparable size in the insurance and financial services industry, the Compensation Committee approved discretionary increases to the annual base salaries of Mr. Braun and Mr. Prygelski for fiscal 2013.  Mr. Braun’s annual base salary was increased to $350,000 and Mr. Prygelski’s annual base salary was increased to $250,000, effective January 1, 2013.

Bonus Plan

Long-Term Incentive/Options Program.  We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of equity-based awards. Our equity plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. The Compensation Committee believes that the use of equity-based awards offers an additional method to achieving our compensation goals.  Our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company without the adoption of stock ownership guidelines.  We expect to continue to provide a portion of total compensation to our executives through our stock incentive plan rather than through additional cash-based compensation.

Our 2002 Stock Option Plan, which expired in April 2012 (and our 1998 Stock Option Plan, prior to its expiration in 2008), authorized us to grant options to purchase shares of common stock to our employees, directors and consultants. Our 2012 Stock Incentive Plan, which was adopted by the Board of Directors in April 2012 and approved by our shareholders in September 2012, authorizes us to grant a variety of equity incentive awards, such as incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and performance shares to officers, directors and executive, managerial, administrative and professional employees of the Company and its subsidiaries.  Awards may be granted singly, in combination, or in tandem.  Our Compensation Committee is the administrator of the equity plans.  The Compensation Committee reviews and approves equity awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, and retention considerations, as well as a review of the individual’s existing share and option holdings. Periodic equity grants have been made at the discretion of the Compensation Committee and/or executive management members, who have been granted limited authority by the Compensation Committee.

Stock options granted by the Company have an exercise price equal to or greater than the fair market value of our common stock on the day of grant, typically vest 20% or 33 1/3% per annum based upon continued employment over the vesting period, and generally expire six or 10 years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

On April 6, 2012, the Compensation Committee authorized the grant of 15,000 stock options to each of Messrs. Braun and Prygelski, at an exercise price of $4.40 per share, which is equal to the fair market value of the Company’s common stock on the date of grant, vesting 33 1/3% per year beginning on April 6, 2013 and expiring on April 6, 2022. On March 4, 2013, the Compensation Committee authorized the grant of 25,000 shares of restricted stock to Mr. Braun and 15,000 shares of restricted stock to Mr. Prygelski, which vest 33 1/3 % per year beginning on March 4, 2014.

The Compensation Committee did not establish a formula when determining the 2012 option grants or 2013 restricted stock grants and has not established a formula for future equity grants.  The Compensation Committee intends to weigh various factors, including the Company’s results of operations, the market prices for the Company’s common stock and the compensation paid to the particular executive officer when determining future equity award grants.

Discretionary Annual Bonus.  The Compensation Committee has the authority to award discretionary annual bonuses to our Named Executive Officers.   The Compensation Committee did not award a discretional annual bonus to the Named Executive Officers in 2012 but may elect to award such bonuses in the future.

Performance Based Bonus.  The Compensation Committee determined to award performance-based bonuses to our Named Executive Officers for fiscal 2012.  The performance-based bonuses were based on annual performance goals set for each Named Executive Officer, up to a maximum potential bonus of 30% of his annual salary and conditioned on the Company meeting certain financial targets.  Each target was set with a specific weight towards the maximum potential bonus.  Mr. Braun’s 2012 performance based bonus totaled to $100,000, which was increased by $16,000 from the original maximum potential bonus and Mr. Prygelski’s 2012 performance based bonus totaled $75,000, which was increased by $8,100 from the original maximum potential bonus.  The increase in the maximum potential bonus was approved by the Compensation Committee due to the significantly improved financial results over the prior year.  In addition, the Compensation Committee approved granting 20,000 shares of restricted stock to Mr. Braun and 15,000 shares of restricted stock to Mr. Prygelski.  The Compensation Committee also approved Mr. Braun’s request to receive a portion of his performance-based bonus and discretionary annual bonus in the form of restricted stock; therefore, $27,700 of Mr. Braun’s bonus was paid in the form of 5,000 shares of restricted stock for a total of 25,000 shares of restricted stock granted to Mr. Braun.

For fiscal 2013, the Compensation Committee determined that the target potential bonus would be $250,000 for Mr. Braun and $150,000 for Mr. Prygelski.  The performance-based bonuses will be conditioned on the Company meeting specific financial targets, including earnings per share, return on equity and book value.

Employee Benefit Plans.  Our employees, including our Named Executive Officers, are entitled to various employee benefits. These benefits include medical and dental care plans; flexible benefit accounts; life, accidental death and dismemberment and disability insurance; a 401(k) plan; and paid vacation.

Under our 401(k) plan, we may elect to match contributions made by participants.  Effective January 1, 2011, the Board of Directors approved an amendment to our 401(k) plan to be a qualified automatic contribution arrangement with an employer match of 100% of the first one percent of elective contributions and an employer match of 50% of the next two percent to six percent of elective contributions.

Other Compensation.  At the present time, we do not offer pension benefits or, except as described above, other forms of deferred compensation plans.  The Compensation Committee reviews the overall employment packages and benefits offered to the Company’s executive officers.  Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee, at its discretion, may revise, amend or add to the officers’ executive benefits and perquisites, if it deems it advisable.

We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Report
Respectfully Submitted
July 8, 2013
/s/ Richard W. Wilcox, Jr., Chairman
/s/ Bruce F. Simberg
/s/ Jenifer G. Kimbrough
/s/ Charles B. Hart, Jr.

Summary Compensation Table

The following table sets forth information regarding compensation earned by, awarded to or paid to our Chief Executive Officer and President, and Chief Financial Officer, for the years ended December 31, 2012 and December 31, 2011.  We refer to these officers as our Named Executive Officers in other parts of this proxy statement.  We currently do not have any other individual employee of the Company designated as an executive officer.

SUMMARY COMPENSATION
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Michael H. Braun	2012	$278,261	$70,800	--	$21,743	--	--	$27,821	$398,625
Chief Executive Officer, President	2011	$236,002	$44,250	--	$7,823	--	--	$36,369	$324,444
Peter J. Prygelski, III	2012	$222,535	$59,400	--	$21,743	--	--	$27,573	$331,251
Chief Financial Officer, Treasurer	2011	$198,000	$29,700	--	$7,823	--	--	$35,223	$270,746

(1)
This amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.    Assumptions used in the calculation of this amount are included in footnote 14 to the Company’s audited financial statements for fiscal years ended December 31, 2012 and December 31, 2011, respectively.

(2)	See table "All Other Compensation" for an itemized disclosure of this element of compensation.

ALL OTHER COMPENSATION
Name	Year	Auto	Club Member Fees	Insurance Benefits (1)	Contribution to 401(k) (2)	All Other Compensation Total
Michael H. Braun	2012	$9,578	--	$8,313	$9,930	$27,821
	2011	$10,994	--	$20,078	$8,297	$36,369
Peter J. Prygelski, III	2012	$6,000	$8,100	$6,018	$7,455	$27,573
	2011	$6,000	$7,284	$14,667	$7,272	$35,223

(1)	Represents premiums for life, medical and dental insurance.
(2)	Represents matching contributions made by the Company on behalf of the Named Executive Officers to the Company’s 401(k) plan.

Employment Agreements

Michael H. Braun. We entered into a second amended and restated employment agreement with Michael H. Braun, the Company’s Chief Executive Officer and President, effective as of January 18, 2012, which amends and restates Mr. Braun’s prior employment agreement.  Under his agreement, Mr. Braun was entitled to receive an annual salary of $280,000 and a $500 monthly automobile allowance.  Mr. Braun’s annual salary which may be increased at any time during the term of the agreement, was increased to $350,000 effective January 1, 2013. The agreement is for a term of two years, which term shall automatically be extended so that at all times the balance of the term shall not be less than two years unless sooner terminated as provided in the second amended and restated employment agreement.   Mr. Braun is also entitled to receive such bonuses and increases as may be awarded by the Board of Directors.  It also contains customary confidentiality and non-solicitation provisions.  Additionally, we entered into a non-compete agreement with Mr. Braun effective December 19, 2005.  The non-compete agreement prohibits Mr. Braun from directly or indirectly competing with us for a period of one (1) year after the termination of his employment for any reason.  If Mr. Braun’s employment with the Company is terminated, he is entitled to certain payments described below.

Peter J. Prygelski, III. We entered into a second amended and restated employment agreement with Peter J. Prygelski, III, the Company’s Chief Financial Officer and Treasurer, effective as of January 18, 2012, which amends and restates Mr. Prygelski’s prior employment agreement.  Under his agreement, Mr. Prygelski was entitled to receive an annual salary of $223,000 and a $500 monthly automobile allowance.  Mr. Prygelski’s annual salary which may be increased at any time during the term of the agreement, was increased to $250,000 effective January 1, 2013. The agreement is for a term of two years, which term shall automatically be extended so that at all times the balance of the term shall not be less than two years unless sooner terminated as provided in the second amended and restated employment agreement. Mr. Prygelski is also entitled to receive such bonuses and increases as may be awarded by the Board of Directors. It also contains customary confidentiality and non-solicitation provisions.  Additionally, we entered into a non-compete agreement and an annual review agreement with Mr. Prygelski effective June 25, 2007.  The non-compete agreement prohibits Mr. Prygelski from directly or indirectly competing with us for a period of one year after the termination of his employment for any reason. If Mr. Prygelski’s employment with the Company is terminated, he is entitled to certain payments described below.

Mr. Braun and Mr. Prygelski are each entitled to receive certain payments upon the termination of employment under certain circumstances as set forth in their respective agreements, both under the agreements as in effect during 2011 and as amended and restated in 2012.  If the executive’s employment is terminated by us without Cause (as defined in the respective agreements), we must make a lump sum payment to the executive equal to two years' base salary (the “Termination Severance”). In addition, all unvested stock options and any other equity awards held by him will become vested.

If Mr. Braun’s or Mr. Prygelski’s employment with us is terminated for Cause or as a result of his death or disability, he will be entitled to his base salary prorated through the date of the termination and any benefits due him as may be provided under the applicable plan, program or arrangement.

The agreements also provide for payments to the executives if employed by us on the date on which a Change of Control occurs.  Under the agreements, a “Change of Control” will be deemed to have occurred if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the owner or beneficial owner of our securities having 50% (which was increased from 30% in the agreements in effect during 2011) or more of the combined voting power of our then-outstanding securities that may be voted for the election of our directors (other than as a result of an issuance of securities initiated by us, or open market purchases approved by our Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were our directors before such transactions shall cease to constitute a majority of our Board, or any successor to us, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.  If, following a Change in Control, Mr. Braun’s or Mr. Prygelski’s employment is terminated by us (or any successor or subsidiary) without Cause or by the executive for Good Reason (as defined in the respective agreements), we will make a lump sum payment to the executive in an amount equal to two times the sum of his base salary in effect immediately prior to the Change of Control plus his actual bonus for the fiscal year immediately preceding the Change of Control (the "Change of Control Severance").  Additionally, all unvested stock options and any other equity awards held by him will become vested and the Company will continue to provide Messrs. Braun and Prygelski (and their families) with medical insurance for a period of two years after the date of such termination of employment at no cost and on the same terms and conditions as in effect on the date on which such termination of employment occurs.

If either Mr. Braun or Mr. Prygelski is terminated by us without Cause prior to a Change of Control, and a Change of Control occurs within six months following such termination, then in addition to the Termination Severance described above, the executive will be entitled to an additional lump sum payment in an amount equal to (i) the Change of Control Severance, less (ii) the Termination Severance.

As a condition to Messrs. Braun and Prygelski’s entitlement to receive the base salary amounts and equity award acceleration referenced above, each is bound by the terms of an agreement that sets forth certain restrictive covenants.  Pursuant to the non-competition provisions of these agreements, each are prohibited from working in the insurance industry in any territories where the Company has been doing business for a period of one year from the date on which he terminates employment with the Company for any reason (other than without cause).  For a period of one year after his employment is terminated, he is also prohibited from soliciting directly for himself or for any third person any employees or former employees of the Company, unless the employees have not been employed by the Company for a period in excess of six months, and from disclosing any confidential information that he learned about the Company during his employment.

Grants of Plan Based Awards

The following table provides information regarding stock options granted to Named Executive Officers during 2012 under the Company’s 2002 Stock Option Plan:

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
Michael H. Braun	04/6/2012	15,000	$4.40	$21,742.50
Peter J. Prygelski, III	04/6/2012	15,000	$4.40	$21,742.50

(1)	This amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in footnote 14 to the Company’s audited financial statements for fiscal year ended December 31, 2012.

Stock Incentive Plans

Our 2012 Stock Incentive Plan (the “2012 Plan”) is administered by the Compensation Committee (the “Committee”).  The objectives of the 2012 Plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

Awards may be made under the 2012 Plan in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) unrestricted stock, (g) restricted stock units, and (h) performance shares. No incentive stock option may be granted to a person who is not an employee of the Company or one of its subsidiaries on the date of grant. In addition, both incentive stock options and non-statutory stock options were granted under our 1998 and 2002 stock option plans, both of which has expired, although certain options remain outstanding under these plans.

Options Available for Issuance. As of December 31, 2012, all 900,000 shares of common stock authorized for issuance upon exercise of options granted under the 1998 plan and 1,800,000 total shares authorized for issuance under the 2002 plan have been issued or are issuable upon exercised of outstanding options, and there were 1,000,000 shares available to be awarded under the 2012 Plan.  The shares to be delivered upon exercise of options or awards will be made available, at the discretion of the Committee, from authorized but unissued shares or outstanding options or awards that expire or are cancelled. If shares covered by an option or award cease to be issuable for any reason, such number of shares will no longer count against the shares authorized under the plan and may again be granted under the 2012 Plan.

Term of Options. The term of each outstanding option granted to our officers and employees is currently 10 years.

Vesting Schedule. Options or awards granted under our stock plans, unless waived or modified in a particular option agreement or by action of the Committee, typically vest according to the following schedule:

Vesting Schedule

From the Grant Date	Portion of Grant Vested
Less than 1 year	0%
1 year	33 1/3%
2 years	33 1/3%
3 years	33 1/3%

Options or awards granted under the stock plans require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship generally results in the forfeiture of options or awards not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s unexercised options or awards.

Adjustments in Our Capital Structure. The number and kind of shares available for grants under our stock plans and any outstanding options or awards under the plans, as well as the exercise price of outstanding options or awards, will be subject to adjustment by the Committee in the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding shares of common stock.  In the event of a business combination or in the event of a sale of all or substantially all of our assets, the Committee may cash out some or all of the unexercised, vested options or awards under the plan, or allow some or all of the options or awards to remain outstanding, subject to certain conditions. Unless otherwise provided in individual option agreements, the vesting of outstanding options or awards will not accelerate in connection with a business combination or in the event of a sale of all or substantially all of our assets.

Administration. The Committee has full discretionary authority to determine all matters relating to options and awards granted under the stock plans, including the persons eligible to receive options or awards, the number of shares subject to each option or award, the exercise price of each option or award, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period. The Committee has granted limited authority to executive management members to grant awards to eligible individuals.

Amendment and Termination. Our Board of Directors has authority to suspend, amend or terminate the 2012 Plan, except as would adversely affect participants rights to outstanding awards without their consent. The 2012 Plan was amended and restated in March 2013 to clarify the plan administrator’s authority to permit the vesting of unvested restricted shares in the event of the death of the grantee. As the plan administrator, our Committee has the authority to interpret the plans and options or awards granted under the stock plans and to make all other determinations necessary or advisable for plan administration.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

The following table summarizes the options held by our Chief Executive Officer and President, and Chief Financial Officer as of the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards
Name	Number of Securities Underlying Unexercised Options-Exercisable	Number of Securities Underlying Unexercised Options-Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael H. Braun	5,000	0	16.59	10/25/2013 (1)
	20,000	0	14.36	11/08/2013 (2)
	500	0	13.17	12/06/2013 (3)
	3,600	900	12.58	01/30/2014 (4)
	32,000	8,000	8.32	07/01/2014 (5)
	500	0	4.59	12/12/2018 (6)
	24,000	8,000	4.73	01/02/2015 (7)
	6,000	9,000	4.36	03/03/2020 (8)
	3,334	6,666	2.45	08/22/2021 (9)
	0	15,000	4.40	04/06/2022 (10)
Peter J. Prygelski, III	20,000	0	11.11	06/25/2013 (11)
	500	0	13.17	12/06/2013 (3)
	3,600	900	12.58	01/30/2014 (4)
	8,000	2,000	8.32	07/01/2014 (5)
	500	0	4.59	12/12/2014 (6)
	6,000	9,000	4.36	03/03/2020 (8)
	3,334	6,666	2.45	08/22/2021 (9)
	0	15,000	4.40	04/06/2022 (10)

(1)	Options vested as to 100% of the underlying shares on December 31, 2012.
(2)	Options vested as to 100% of the underlying shares on December 31, 2012.
(3)	Options vested as to 100% of the underlying shares on December 31, 2012.
(4)	Options vested as to 80% of the underlying shares on December 31, 2012, the remaining 20% vest on 1/30/2013.
(5)	Options vested as to 80% of the underlying shares on December 31, 2012, the remaining 20% vest on 7/1/2013.
(6)	Options vested as to 100% of the underlying shares on December 31, 2012.
(7)	Options vested as to 60% of the underlying shares on December 31, 2012, the remaining 40% vest as follows: 20% on 1/2/2013 and 20% on 1/2/2014.
(8)	Options vested as to 40% of the underlying shares on December 31, 2012, the remaining 60% vest as follows: 20% on 3/3/2013, 20% on 3/3/2014 and 20% on 3/3/2015.
(9)	Options vested as to 33 1/3% of the underlying shares on December 31, 2012, the remaining 66 2/3% vest as follows: 33 1/3% on 8/22/2013 and 33 1/3% on 8/22/2014.
(10)	Options vested as to 0% of the underlying shares on December 31, 2012, the remaining 100% vest as follows: 33 1/3% on4/6/2013, 33 1/3% on 4/6/2014 and 33 1/3% on 4/6/2015.
(11)	Options vested as to 100% of the underlying shares on December 31, 2012.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised stock options during the year ended December 31, 2012.    No other equity compensation was received by or awarded to our Named Executive Officers for fiscal 2012.

Pension Benefits and Other Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit or contribution plans or other deferred compensation plans maintained by us. The Compensation Committee, which is composed solely of outside directors as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with qualified or non-qualified defined benefit or contribution or other deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Director Compensation

During 2012, we had five non-employee directors that qualified for compensation. Non-employee directors receive an initial stock option grant upon appointment to the board of directors and subsequent option grants as may be granted at the discretion of the Board. In addition, non-employee directors receive annual cash compensation and reimbursement of actual out-of-pocket expenses. During 2012, in lieu of per meeting directors’ fees, the non-employee directors received an annual retainer of $40,000, payable in quarterly installments of $10,000 in January, April, and July and October.

The Compensation Committee Chairman furnished Pearl Meyer with information concerning the compensation of the Company’s directors.  Pearl Meyer provided the Directors with a market analysis of competitive compensation levels for insurance and general industry companies of similar size.  The Directors Compensation Committee reviewed the findings and recommendations of the compensation analysis report in September 2012, and based on study findings, the Directors Compensation Committee recommended, and the Board approved, an increase of the annual retainer fee to $48,000 effective October 1, 2012. In addition the Directors Compensation Committee recommended, and the Board approved, annual retainer fees to each chairperson of committees and the Board effective October 1, 2012 and payable in quarterly installments. The Chairman of the Board of Directors annual fee is $15,000, the chairperson of the Audit Committee’s annual fee is $8,000, the chairperson of the Investment Committee’s annual fee is $7,000, the chairperson of the Compensation Committee’s annual fee is $6,000 and the chairperson of the Strategic Initiatives Committee’s annual fee is $6,000.  Directors who are also employees do not receive this compensation.  The Committee may use the services of Pearl Meyer or other comparable companies in the future to assist it in providing a fair and competitive compensation plan for its directors.

Historically, the Company granted stock based incentives to our non-employee directors as part of their compensation.  Stock options granted to non-employee directors in 2012 are shown in the table below.

NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Carl Dorf	$43,750	--	$21,743	--	--	--		$65,493
Charles B. Hart, Jr.	$43,500	--	$21,743	--	--	$5, 300	(1)	$70,543
Bruce F. Simberg	$45,750	--	$21,743	--	--	--		$67,493
Richard W. Wilcox, Jr.	$43,500	--	$21,743	--	--			$65,243
Jenifer G. Kimbrough	$44,000	--	$21,743	--	--	--		$65,743

(1)	Includes $1,000 paid for country club membership and $4,300 for events attended by director in 2012.
(2)	The following table provides certain additional information concerning the currently outstanding options held by our non-employee directors as of the end of 2012:

Name	Total Stock Option Awards Outstanding at 2012 Fiscal Year End (Shares)		Option Awards Granted During Fiscal Year 2012 (a) (Shares)		Grant Date Fair Value of Option Awards Granted During Fiscal Year 2012 ($)
Carl Dorf	45,000	(b)	15,000	(a)	$21,743
Charles B. Hart, Jr.	45,000	(b)	15,000	(a)	$21,743
Bruce F. Simberg	55,000	(c)	15,000	(a)	$21,743
Richard W. Wilcox, Jr.	45,000	(b)	15,000	(a)	$21,743
Jenifer G. Kimbrough	35,000	(d)	15,000	(a)	$21,743

(a)	The stock options reported in this column in this column were granted in April 2012 and vest 33 1/3% per year over three years on each anniversary of the date of grant.
(b)	Includes 500 options granted on 12/6/2007 with an exercise price of $13.17, vest 20% per year, and expire on 12/6/2013; 4,500 options granted on 1/30/2008 with an exercise price of $12.58, vest 20% per year and expire on 1/30/2014; 15,000 options granted on 1/2/2009 with an exercise price of $4.73, vest 33 1/3% per year and expire on 1/2/2015; 10,000 options granted on 8/22/2011 with an exercise price of $2.45, vest 33 1/3% per year, and expire on 8/22/2021; and 15,000 options granted on 4/6/2012 with an exercise price of $4.40, vest 33 1/3% per year, and expire on 4/6/2022.
(c)	Includes 500 options granted on 12/6/2007 with an exercise price of $13.17, vest 20% per year, and expire on 12/6/2013; 4,500 options granted on 1/30/2008 with an exercise price of $12.58, vest 20% per year and expire on 1/30/2014; and 25,000 options granted on 1/2/2009 with an exercise price of $4.73, vest 33 1/3% per year and expire on 1/2/2015; 10,000 options granted on 8/22/2011 with an exercise price of $2.45, vest 33 1/3% per year, and expire on 8/22/2021; and 15,000 options granted on 4/6/2012 with an exercise price of $4.40, vest 33 1/3% per year, and expire on 4/6/2022.
(d)	Includes 10,000 options granted on 4/1/2009 with an exercise price of $3.30, vest 20% per year and expire on 4/1/2015; 10,000 options granted on 8/22/2011 with an exercise price of $2.45, vest 33 1/3% per year, and expire on 8/22/2021; and 15,000 options granted on 4/6/2012 with an exercise price of $4.40, vest 33 1/3% per year, and expire on 4/6/2022.

In addition to the option grants for 2012 described above, the Board of Directors authorized the grant of 4,000 shares of restricted stock to each of our non-executive directors, vesting 33 1/3% per year beginning on March 4, 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, the Compensation Committee was responsible for overseeing executive compensation. The members of the Compensation Committee as of December 31, 2012 were Richard W. Wilcox, Jr., Bruce F. Simberg Charles B. Hart, Jr. and Jenifer G. Kimbrough.  No member of the Compensation Committee was at any time during fiscal 2012 or at any other time an officer or employee of the Company.  Except for Bruce Simberg, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the SEC. No executive officer of the Company has served on the board of directors or the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of the Company during fiscal 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family Relationships

There are no family relationships between or among our current executive officers and directors.

Related Transactions

The following is a summary of transactions during 2011 and 2012 between the Company and its executive officers, directors, nominees for director, principal shareholders and other related parties involving amounts in excess of $120,000 or that the Company has chosen to voluntarily disclose.

Bruce F. Simberg, a director, is a partner of the Fort Lauderdale, Florida law firm of Conroy, Simberg, which renders legal services to the Company.  The Company paid legal fees to Conroy, Simberg for services rendered in the amount of approximately $3,349 and $27,175 in 2011 and 2012, respectively.  We believe that the fees charged for services provided by Conroy, Simberg are on terms at least as favorable as those that we could secure from a non-affiliated law firm.

During 2011 and 2012, Michael H. Braun, the Company’s Chief Executive Officer and President, received the compensation described in "Executive Compensation" on pages 13 through 22 of this proxy statement.  Mr. Braun’s brother received salary compensation of $130,385 and $134,308 for his services as the Vice President of Accounting and Finance in 2011 and 2012, respectively.  We believe that the compensation provided to this individual is comparable to that paid by other companies in our industry and market for similar positions.

We have adopted a written policy that any transactions between the Company and executive officers, directors, principal shareholders or their affiliates take place on an arm’s-length basis and require the approval of a majority of our independent directors, as defined in the Nasdaq Rules.

The Board has determined that the following directors are independent pursuant to the Nasdaq Rules applicable to the Company as a smaller reporting company:  Carl Dorf, Charles B. Hart, Jr., Richard W. Wilcox, Jr., Bruce F. Simberg, and Jenifer G. Kimbrough.  In making the independence determination with respect to Mr. Simberg, the Board considered the fact that Conroy Simberg has provided legal services to the Company during the past 17 years. Nevertheless, the fees paid by the Company in connection with the legal services provided by Conroy Simberg during the past three fiscal years do not exceed the amounts set forth in Nasdaq Rule 5605(a)(2)(D) and, therefore, the Board has determined that  Mr. Simberg qualifies as an independent director under Nasdaq Rule 5605(a)(2).

PROPOSAL TWO:  ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement.

As we describe in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We utilize our executive compensation programs to provide compensation that will (i) attract and retain executive talent, (ii) encourage our executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also routinely reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value.

The Company believes the focus on sound, profitable growth best serves the interests of its shareholders. Please read the “Compensation Discussion and Analysis” beginning on page 13 for additional details about the Company’s executive compensation programs, including information about the fiscal year 2012 compensation of the Company’s named executive officers.

Highlights of the Company’s executive compensation programs include the following:

•	the Compensation Committee’s intention is to promote sound, profitable growth by using compensation to reward past growth and future growth in earnings per share;

•	the Compensation Committee recognizes the entrepreneurial nature of the Company and desires to retain the individuals most responsible for the Company’s consistent leadership among its peers in growth and total shareholder return;

•	the Compensation Committee believes the provisions of the existing employment agreements with Mr. Braun and Mr. Prygelski serve the Company’s interests by providing base salaries that recognize both the entrepreneurial nature of the Company and their past achievements driving the Company’s profitable growth;

•	the Compensation Committee believes that maintaining earnings per share as the principal measurement for cash incentive awards directs management to sound profitable growth because success in the Company’s business depends on balancing a number of interests, such as investment of reserves, underwriting, premium setting, reinsurance strategies, claims processing, sales and geographic expansion to spread risk;

•	Mr. Braun and Mr. Prygelski, separately and together, are principally responsible for the various aspects of the business and the balancing of those aspects and, as such, assume more responsibility and duty than officers at comparable companies; and

•	the Company’s compensation practices are developed using information from a group of comparable insurance companies enabling the Compensation Committee to place the compensation opportunities within a meaningful range of practices; and the practice of avoiding significant perquisites is consistent with its entrepreneurial focus.

This non-binding say-on-pay vote gives you as a shareholder the opportunity to express your approval or disapproval of the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that the shareholders of Federated National Holding Company approve, on an advisory basis, the compensation of the executive officers named in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this proxy statement.”

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends that you vote “FOR” Proposal 2 to approve, on an advisory basis, the Company’s executive compensation.

PROPOSAL THREE:  ADVISORY (NON-BINDING) VOTE TO DETERMINE
THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables the Company’s shareholders to indicate how frequently the Company should seek an advisory vote on the compensation of the Company’s named executive officers, such as Proposal 2 included on page 24 of this proxy statement. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, every two years or every three years.

After careful consideration of this proposal, the Company’s Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company at this time, and therefore the Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that the Company’s executive compensation policies are designed to promote a long-term connection between pay and performance and an advisory vote on executive compensation every three years will allow the Company’s shareholders to provide direct input on the Company’s long-term compensation philosophy, policies and practices. The Company understands that shareholders may have different views as to what is the best approach for the Company and looks forward to hearing from shareholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this proxy statement.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Shareholders are not voting to approve or disapprove of the Board’s recommendation. Because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of the Company’s shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s shareholders and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to the Company’s compensation programs.

The Board of Directors recommends that shareholders select “THREE YEARS” on Proposal 3 recommending, on an advisory basis, the frequency of advisory votes on executive compensation.

PROPOSAL FOUR:  RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected DeMeo Young McGrath (“DeMeo”) as the independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the 2013 fiscal year. We are asking the shareholders to ratify this selection.  Representatives of DeMeo will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided by DeMeo.  The Audit Committee considers and approves at each meeting, as needed, anticipated audit and permissible non-audit services to be provided by DeMeo during the year and estimated fees.  The Audit Committee Chairman may approve permissible non-audit services with subsequent notification to the full Audit Committee.  All services rendered to us by DeMeo in 2012 were pre-approved in accordance with these procedures.

DeMeo has served as the Company’s independent auditors for each fiscal year since 2002.  DeMeo has advised the Company that neither it, nor any of its members, has any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer, employee or shareholder.  All professional services rendered by DeMeo during the fiscal year ended December 31, 2012 were furnished at customary rates.

Audit and Audit-Related Fees

The following table shows fees that we paid (or accrued) for professional services rendered by DeMeo for fiscal 2012 and 2011.  All of the services described below were approved by our Audit Committee.

	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$372,168	$317,278
Audit-Related Fees (2)	$15,953	$9,700
Tax Fees	$0	$0

Total	$388,121	$326,978

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
(2)	Audit-related fees consisted primarily of audits of employee benefit plans and special procedures related to regulatory filings in 2012 and 2011.

Vote Required and Recommendation

The ratification of the selection of DeMeo Young McGrath as our independent certified public accountants for the 2013 fiscal year requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting.  Abstentions will be counted as present at the Annual Meeting for purposes of this matter and will have the effect of a vote against the ratification of the appointment of DeMeo Young McGrath as independent auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of DeMeo Young McGrath as the Company’s independent auditors for the 2013 fiscal year.

SHAREHOLDER MATTERS

Shareholder Communications with the Board

Any shareholder may communicate by mail with the Board or individual directors c/o Corporate Secretary, Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323 or via our website at FedNat.com. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration.  The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response.  In particular, communications such as customer or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 of the SEC’s proxy rules, a shareholder intending to present a proposal to be included in the proxy statement for our 2014 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than March 31, 2014 (or a reasonable time before we begin to print and mail the proxy materials for the 2014 annual meeting, if we change the date of the 2014 annual meeting more than 30 days from the date of this year’s Annual Meeting).  Proposals should be addressed to:  Corporate Secretary, Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.  Proposals of shareholders must also comply with the SEC’s rules regarding the inclusion of shareholder proposals in proxy materials, and we may omit any proposal from our proxy materials that does not comply with the SEC’s rules.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

Shareholder proposals intended to be presented at, but not included in the proxy materials for, our 2013 Annual Meeting of Shareholders, including director nominations for election to our Board, must be timely received by us in writing at our principal executive offices, addressed to the Corporate Secretary of the Company as indicated above.  Under the Company’s Bylaws, to be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the meeting.  If we give less than 70 days’ notice or prior public disclosure of the meeting date, however, notice by a shareholder will be timely given if received by the Company not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever occurs first.  A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

·	A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

·	The name and record address of the shareholder proposing such business,

·	The class and number of shares beneficially owned by the shareholder, and

·	Any material interest of the shareholder in such business.

The SEC’s rules permit our management to vote proxies on a proposal presented by a shareholder as described above, in the discretion of the persons named as proxy, if:

•	We receive timely notice of the proposal and advise our shareholders in that year’s proxy materials of the nature of the matter and how management intends to vote on the matter; or

•	We do not receive timely notice of the proposal in compliance with our Bylaws.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting.  If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will, to the extent permitted by applicable law, vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless those shareholders have notified us of their desire to receive multiple copies of the proxy statement.

Shareholders residing at the same address who currently receive only one copy of the proxy statement and who would like to receive an additional copy of the proxy statement for this Annual Meeting or in the future may contact our Chief Financial Officer by phone at (800) 293-2532 or by mail to the Chief Financial Officer, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

By Order of the Board of Directors
REBECCA L. CAMPILLO, Corporate Secretary
Sunrise, Florida
July 19, 2013

REVOCABLE PROXY
FEDERATED NATIONAL HOLDING COMPANY
ANNUAL MEETING OF SHAREHOLDERS – SEPTEMBER 10, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael H. Braun and Peter J. Prygelski, III, acting individually, as Proxy(ies), each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of common stock, $.01 par value per share (the “Common Stock”), of Federated National Holding Company (the "Company") held of record by the undersigned on July 8, 2013 at the Annual Meeting of Shareholders to be held on September 10, 2013 or any adjournments or postponements thereof.

Proposal 1.	TO ELECT THREE CLASS I DIRECTORS, EACH FOR A TERM OF THREE YEARS

☐	FOR ALL THE NOMINEES LISTED BELOW
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED BELOW
☐	FOR ALL EXCEPT

Michael H. Braun	Peter J. Prygelski, III	Jenifer G. Kimbrough

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee's name in the space below.

Proposal 2.	ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

☐ For	☐ Against	☐ Abstain

Proposal 3.	ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION ONCE EVERY 1, 2 OR 3 YEARS

☐ 1 Year	☐ 2 Years	☐ 3 years	☐ Abstain

Proposal 4.	TO RATIFY THE APPOINTMENT OF DEMEO YOUNG MCGRATH AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR

☐ For	☐ Against	☐ Abstain

Note:  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR all nominees, FOR Proposal 2, FOR a “3 Year” frequency with respect to Proposal 3, and FOR Proposal 4.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

	Dated:	, 2013

(Signature)	(Signature)

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Please date this proxy and sign your name exactly as it appears hereon.

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